EXHIBIT 99.1
PRESS RELEASE

                                        Contact:
                                        Trisha Tuntland
                                        Manager of Investor Relations
                                        Cabot Microelectronics Corporation
                                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
STRONG RESULTS FOR THIRD QUARTER OF FISCAL 2013
Revenue of $110.0 Million, Up Approximately 10 Percent Sequentially
Gross Profit Margin of 49.7 Percent of Revenue, Up 150 Basis Points Sequentially
Earnings Per Share of 65 Cents, Up From 40 Cents in Prior Period

AURORA, IL, July 30, 2013 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2013, which ended June 30, 2013.

Total revenue during the third fiscal quarter was $110.0 million.  This reflects an increase of 9.6 percent from the prior quarter, on solid demand for the company's products, as semiconductor industry demand strengthened following relatively soft conditions during the first half of the fiscal year, as well as growth in demand for the company's QED products.  The company achieved gross profit margin of 49.7 percent of revenue, which represents increases of 200 and 150 basis points year-over-year and sequentially, respectively.  Diluted earnings per share were $0.65, compared to $0.40 in the prior quarter.  The company's balance sheet reflects a cash balance of $201.6 million, $13.3 million higher than in the prior quarter, and $166.3 million of debt outstanding as of June 30, 2013.

"We are pleased with our strong financial performance this quarter, which we believe reflects the continued successful execution of our strategic business initiatives, coupled with strengthening of overall semiconductor industry demand that we had anticipated to occur during the quarter", said William Noglows, Chairman and CEO of Cabot Microelectronics.  "Our revenue grew by almost 10 percent sequentially, and notably, revenue from our Pads business grew by 14 percent compared to the prior period.  Additionally, we achieved strong profitability as our gross margin of 49.7 percent of revenue and diluted earnings per share of 65 cents were each at the highest quarterly levels since the December quarter of 2010.  Heading into what is typically a seasonally strong fourth fiscal quarter, I am confident that we are well-positioned to continue to develop and deliver innovative, high-quality solutions to our customers and continue to provide value for our shareholders."

Key Financial Information

Total third fiscal quarter revenue of $110.0 million represents a 4.9 percent decrease from the record revenue of $115.7 million achieved in the same quarter last year, and a 9.6 percent increase from $100.4 million reported last quarter.  Compared to the same quarter last year, revenue from the company's aluminum CMP slurry products increased, while revenue from all other major business areas decreased.  Compared to the prior quarter, revenue from all of the company's business areas increased except for revenue from slurries for data storage applications.  Year to date revenue of $316.9 million is essentially even with the prior year's.

Gross profit, expressed as a percentage of revenue, was 49.7 percent this quarter.  This is higher than both the 47.7 percent of revenue reported in the same quarter a year ago, and 48.2 percent last quarter.  Compared to the year ago quarter, gross profit percentage increased primarily due to lower manufacturing costs and benefits associated with a weaker Japanese yen versus the U.S. dollar, partially offset by lower sales volume.  The increase in gross profit percentage versus the previous quarter was primarily due to lower fixed manufacturing and logistics costs, and the favorable impact of the weaker Japanese yen.  Year to date, gross profit represented 48.3 percent of revenue, which is above the company's full fiscal year guidance range of 46 to 48 percent of revenue, which remains unchanged.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $32.4 million in the third fiscal quarter, or $1.2 million less than the $33.6 million reported in the same quarter a year ago, primarily due to lower depreciation expense, clean room materials expense and staffing related expenses.  Operating expenses were $2.0 million lower than the $34.4 million reported in the previous quarter, primarily due to lower staffing related costs.  Year to date, total operating expenses were $100.2 million.  The company's full year guidance for operating expenses remains unchanged at $132 million to $136 million.

Net income for the quarter was $15.5 million, or 17.0 percent higher than the $13.2 million reported in the same quarter last year, and 64.5 percent higher than the $9.4 million in the previous quarter.  Compared to the same quarter last year, net income was higher primarily due to a higher gross profit margin, a favorable impact of the weaker Japanese yen reflected in other income, lower operating expenses, and a lower effective tax rate, partially offset by lower revenue.  The effective tax rate in the third fiscal quarter decreased primarily due to the company's recent election to permanently reinvest the earnings of its Japan subsidiaries.  Compared to the prior quarter, net income was up $6.1 million mainly due to the company's higher level of sales, higher gross profit margin, lower operating expenses and a lower effective tax rate.  Year to date, net income of $34.6 million was up 18.6 percent compared to the prior year.

Diluted earnings per share were $0.65 this quarter, which includes a $0.05 benefit associated with the company's permanent reinvestment election in Japan, up from $0.55 reported in the third quarter of fiscal 2012 and up from $0.40 reported in the previous quarter.  Year to date, diluted earnings per share of $1.46 were up 17.7 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (866) 318-8612.  Callers outside the U.S. can dial (617) 399-5131.  The conference code for the call is 62171186.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2013 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2012, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012

Revenue	$109,968	$100,364	$115,678	$316,865	$317,036

Cost of goods sold	55,359	52,019	60,462	163,872	166,747

Gross profit	54,609	48,345	55,216	152,993	150,289

Operating expenses:

Research, development & technical	15,149	15,073	15,415	45,538	43,241

Selling & marketing	6,470	7,046	7,458	20,625	22,228

General & administrative	10,776	12,287	10,695	34,017	38,773

Total operating expenses	32,395	34,406	33,568	100,180	104,242

Operating income	22,214	13,939	21,648	52,813	46,047

Interest expense	907	872	955	2,732	1,348

Other income (expense), net	248	463	(864)	1,565	(663)

Income before income taxes	21,555	13,530	19,829	51,646	44,036

Provision for income taxes	6,062	4,110	6,587	17,030	14,849

Net income	$15,493	$9,420	$13,242	$34,616	$29,187

Basic earnings per share	$0.68	$0.41	$0.57	$1.51	$1.28

Weighted average basic shares outstanding	22,951	22,974	23,120	22,897	22,778

Diluted earnings per share	$0.65	$0.40	$0.55	$1.46	$1.24

Weighted average diluted shares outstanding	23,776	23,871	23,939	23,729	23,547

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2013	2012
ASSETS:

Current assets:
Cash and cash equivalents	$201,611	$178,459
Accounts receivable, net	55,921	53,506
Inventories, net	64,531	66,472
Other current assets	19,162	19,451
Total current assets	341,225	317,888

Property, plant and equipment, net	109,777	125,020
Other long-term assets	74,384	74,917
Total assets	$525,386	$517,825

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$14,778	$19,542
Current portion of long-term debt	12,031	10,937
Capital lease obligations	-	2
Accrued expenses, income taxes payable and other current liabilities	32,612	32,738
Total current liabilities	59,421	63,219

Long-term debt, net of current portion	154,219	161,875
Capital lease obligations, net of current portion	-	19
Other long-term liabilities	8,925	9,121
Total liabilities	222,565	234,234

Stockholders' equity	302,821	283,591
Total liabilities and stockholders' equity	$525,386	$517,825